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                                                                      Exhibit 15




FMC Gold Company
Reno, Nevada

Ladies and Gentlemen:

Re:  Registration Statement on Form S-8
     ----------------------------------

With respect to the registration statement, we acknowledge our awareness of the use therein of our reports dated April 13, 1995, July 19, 1995, and October 16, 1995 on Form S-8 expected to be filed by FMC Gold Company on December 22, 1995, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                                 Very truly yours,

                                                 KPMG PEAT MARWICK LLP



Salt Lake City, Utah
December 20, 1995